Exhibit 2.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE 1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

This AGREEMENT FOR THE EXCHANGE OF COMMON STOCK made effective this 22nd day of December, 2005, by and among Life Exchange, Inc., a Nevada corporation formerly known as Technology Enterprises (the "ISSUER"), the individuals listed in Exhibit A attached hereto, (the "SHAREHOLDERS"), which SHAREHOLDERS own all of the issued and outstanding shares of Life Exchange, Inc., a Delaware corporation ("LIFE"), and The Vantage Group Ltd. ("VANTAGE"), (the SHAREHOLDERS and VANTAGE, referred to herein as "INVESTORS").

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1. EXCHANGE OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Closing, the ISSUER shall issue to SHAREHOLDERS, 120,000,000 shares of the common stock of ISSUER, $.001 par value (the "Exchange Shares"), in exchange for 100% of the issued and outstanding shares of LIFE, such that LIFE shall become a wholly owned subsidiary of the ISSUER. The Exchange Shares shall be issued by ISSUER to the SHAREHOLDERS pro rata according to their ownership of LIFE set forth on Exhibit A.

2. ISSUANCE OF SECURITIES. Subject to the terms and conditions of this Agreement, as compensation due to VANTAGE pursuant to that certain Engagement Letter dated as of August 5, 2005, by and between LIFE and VANTAGE (the "Engagement Letter"), at the Closing, ISSUER shall issue to VANTAGE, (a) 15,000,000 shares of the common stock of ISSUER (the "Vantage Shares", together with the Exchange Shares, the "Shares") and (b) to protect VANTAGE from dilution of the Vantage Shares, a Warrant to purchase, at a price equal to $.001 per share , that number of shares of common stock of ISSUER such that Vantage, its successors or assigns, shall be entitled to maintain 9.98% of the issued and outstanding common stock of ISSUER at all times during the twenty-four (24) months following the date hereof during which the Warrant shall be exercisable, the form of Warrant is included as Exhibit B hereto (the "Warrant").

3. ISSUER REPRESENTATIONS AND WARRANTIES. ISSUER represents and warrants to INVESTORS and LIFE the following:

i. Organization. ISSUER is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Nevada.

ii. Capitalization. The authorized capital stock of the ISSUER consists of 250,000,000 shares of common stock, $.001 par value, of which 12,021,500 are issued and outstanding, of which 10,500,000 shall be redeemed by ISSUER from Roger Pawson prior to the Closing for no consideration, and 20,000,000 shares of preferred stock, $.001 par value, none of which are issued. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. Prior to the Closing, ISSUER shall have declared and paid a 10-for-1 dividend on its issued and outstanding shares of common stock, not including the shares redeemed from Roger Pawson. Immediately following the Closing there will be 150,215,000 shares of common stock issued and outstanding. With the exception of the Warrant referenced in Section 2, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock. Other than those shares to be redeemed from Pawson, there are no agreements or obligations (contingent or otherwise) requiring ISSUER to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. None of the outstanding shares of ISSUER are subject to any stock restriction, transfer or voting agreements. All of the shareholders of ISSUER have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Nevada. There are no preemptive rights or rights of first refusal or other similar rights with respect to the issuance of the Shares by ISSUER.

iii. Financial Statements. ISSUER is a nonreporting trading company listed on the Pink Sheets. Copies of its unaudited balance sheet as of November 30, 2005 are attached hereto as Exhibit C. The statements attached fairly present the financial position of ISSUER as of such date.

iv. Absence of Changes. Since January 1, 2000, there has not been any changes in or amendments to the corporate structure of ISSUER except as disclosed in the public filings of the State of Nevada, or except as disclosed herein.

v. Assets and Liabilities. ISSUER does not have any assets, nor does it have any debt, liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due. There is no dispute of any kind between the ISSUER and any third party. ISSUER is free from any and all liabilities, liens, claims and/or commitments.

vi. Ability to Carry Out Obligations, Enforceability. ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by ISSUER and the performance by ISSUER of its obligations hereunder, and under any transaction documents executed as a part hereof, will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER, its assets, or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired hereunder. The execution and delivery of this Agreement by Issuer and the performance by ISSUER of its obligations hereunder, and under any transaction documents executed as a part hereof, has been duly authorized by all necessary or proper corporate action. The execution, delivery and performance of this Agreement and the transactions contemplated herein do not require approval or consent of the stockholders of ISSUER or the approval or authorization of any governmental authority, any securities exchange or any other person or entity. Each of this Agreement and other transaction documents, shall have been duly executed and delivered by ISSUER and each shall then constitute a legal, valid and binding obligations of ISSUER, enforceable against ISSUER in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

vii. Full Disclosure. None of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

viii. Contract and Leases. ISSUER is not a party to any contract, agreement or lease. No person holds a power of attorney from ISSUER.

ix. Compliance with Laws. ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER. Based on information and belief, ISSUER has complied with applicable federal and state securities laws in connection with the issuance, sales and distribution of its securities. ISSUER is not subject to the Securities Exchange Act of 1934, as amended.

x. Litigation. ISSUER is not (and has not been at any time during the five years preceding the date hereof) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

xi. Conduct of Business. ISSUER is not currently, and during the five years preceding the date hereof, has not carried on any business.

xii. Corporate Documents. Copies of each of the following documents, which are true complete and correct in all respects, have been delivered to LIFE:

(a)	Articles of Incorporation, as amended;
(b)	Bylaws, as amended;
(c)	Minutes of Shareholders Meetings;
(d)	Minutes of Directors Meetings;
(e)	List of Officers and Directors;
(f)	The Financial Statements ; and
(g)	Stock register and stock records of ISSUER and a current, accurate list of ISSUER's shareholders and
(h)	A copy of order of the United States Bankruptcy Court of the District of Nevada discharging the petition for bankruptcy protection under the Bankruptcy Code filed on August 26th, 1996

xiii. Documents. All minutes, consents or other documents pertaining to ISSUER and its capitalization are valid and in accordance with the laws of Nevada.

xiv. Title. ISSUER does not, and during the five years preceding the date hereof has not, owned or leased any real property or any personal property. ISSUER has no assets, properties and rights, whether tangible or intangible.

xv. Authorization and Issuance of Shares. The issuance of the Shares, the Warrant and the shares of ISSUER common stock issuable upon exercise of the Warrant has been duly authorized by all necessary corporate action on the part of ISSUER and, upon delivery to the INVESTORS will be free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. The Shares, the Warrant and the underlying shares of common stock will be validly issued and free and clear of all pledges, liens, encumbrances and preemptive rights. Such Shares shall be subject to Rule 144 restrictions and shall bear such legend on each certificate. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such Shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offersor grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDERS. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares, Shares, impair, restrict or delay the voting rights with respect to the Shares.

xvi. Subsidiaries. There currently exist no subsidiaries of ISSUER and ISSUER has no equity interest in any other entity.

xvii. Labor Matters. ISSUER does not, and during the five years preceding the date hereof, has not had any employees.

xvii. Taxes. ISSUER has not incurred any tax liability in the past five (5) years and no tax audits or other administrative or judicial proceedings are pending or threatened with regard to any taxes for which ISSUER may be liable.

xviii. Brokers. No broker or finder acting on behalf of ISSUER brought about the consummation of the transactions contemplated pursuant to this Agreement and ISSUER has no obligation to any person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement.

xix. Bankruptcy. There is no outstanding proceeding instituted by or against ISSUER seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, adjustment, protection or relief or it or any of its debts under any law relating to bankruptcy, insolvency reorganization, or the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and any such proceeding by or against ISSUER arising since the formation of ISSUER has been dismissed, satisfied, or discharged.

4. LIFE REPRESENTATIONS AND WARRANTIES. LIFE represents and warrants to ISSUER the following:

i. Organization. LIFE is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware.

ii. Shareholders and Issued Stock. Exhibit A annexed hereto sets forth the names and share holdings of 100% of LIFE shareholders.

5. INVESTMENT INTENT. INVESTORS, jointly and severally, make the following representations and warranties to ISSUER, each and all of which shall survive the execution and delivery of this Agreement and Closing hereunder:

i. The Shares being issued pursuant to this Agreement may not be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration, only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER. Prior to any transfer, the party desiring to transfer any of such shares shall give written notice to ISSUER expressing its desire to affect the transfer and describing the proposed transfer.

ii. The Shares are being acquired for the respective holder's own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

iii. Each of the INVESTORS acknowledges that ISSUER makes no representations of any kind concerning its intent or ability to offer or sell the Shares in a public offering or otherwise. Each of the INVESTORS further understands that ISSUER makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the 1934 Act, or its dissemination to the public of any current financial or other information concerning ISSUER, as may be required as a condition for the unregistered resale of restricted securities.

iv. Each of the INVESTORS has consulted with its attorney, financial advisors and others regarding all financial, securities and tax aspects of the proposed investment, and said advisors have reviewed this Agreement and all documents relating thereto on its behalf. Each of the INVESTORS, and their respective advisors, have sufficient knowledge and experience in business and financial matters to evaluate ISSUER, to evaluate the risks and merits of an investment in ISSUER, to make an informed investment decision with respect thereto, and to protect such investor's interest in connection with its investment without need for the additional information which would be required to be included in a registration statement prepared and filed in accordance with the 1933 Act.

v.      (a) Each of the INVESTORS understands and agrees that ISSUER prohibits the investment of funds by any persons or entities that are acting, directly or indirectly, (i) in contravention of any U.S. or international laws and regulations, including anti-money laundering regulations or conventions, or (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are including on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department's Office of Foreign Assets Control1 ("OFAC"), as such list may be amended from time to time (such persons or entities are collectively referred to as "Prohibited Persons").

(b) Each of the INVESTORS represents, warrants and covenants that: (i) it is not, nor is any person or entity controlling, controlled by or under common control, a Prohibited Person, and (ii) to the extent it has any beneficial owners, (a) it has carried out thorough due diligence to establish the identities of such beneficial owners, (b) based on such due diligence, it reasonably believes that no such beneficial owners are Prohibited Persons, (c) it holds the evidence of such identities and status and will maintain all such evidence for at least five years from the date of it's complete withdrawal from ISSUER, and (d) it will make available such information and any additional information requested by ISSUER that is required under applicable regulations.

(c) If any of the foregoing representations, warranties or covenants ceases to be true or if ISSUER no longer reasonably believes that it has satisfactory evidence as to their truth, notwithstanding any other agreement to the contrary, ISSUER may, in accordance with applicable

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1 The OFAC list may be accessed on the web at http://www.treas.gov/ofac regulations, freeze such affected investor's investment, either by prohibiting additional investments, declining or suspending any withdrawal request and/or segregating the assets constituting the investment, or such investor's investment may immediately be involuntarily withdrawn by ISSUER, and ISSUER may also be required to report such action and to disclose such investor's identity to OFAC or other authorities. In the event that ISSUER is required to take any of the foregoing actions, each investor understands and agrees that it shall have no claim against ISSUER, and shall indemnify and hold harmless ISSUER and its affiliates, directors, members, partners, shareholders, officers, employees and agents from any form of damages as -a result of any of the aforementioned actions.

6. COVENANTS.

i. Conduct of Business of Issuer. Except as expressly permitted or required by this Agreement, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to Section 10 hereof:

(a) ISSUER will conduct its business and operations only in the ordinary and usual course of business, consistent with past practice;

(b) Except as otherwise consented to by LIFE in writing, ISSUER will not: (i) change any provision of its constituent documents; (ii) declare or pay any dividend or make any distribution; (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its outstanding shares or any other securities issued by it; (iv) change the number of shares of its authorized share capital; (v) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued stock or any securities convertible into or exchangeable for shares of such stock; (vi) directly or indirectly issue or sell any shares or any other securities; (vii) solicit or encourage the submission of any acquisition proposal for the shares or substantially all of the assets of ISSUER; (viii) sell, lease, license or otherwise dispose of any assets or property; (ix) enter into any agreement, commitments, contracts, or modifications thereto; (x) take any other action which would cause any of the representations and warranties of ISSUER set forth in Section 3 not to be true and correct in any material respect as of the date of this Agreement and as of the Closing as though made as of such date; (xi) incur, assume or guarantee any indebtedness; (xii) cancel any debts or waive any claims or rights; (xiii) change current accounting methods, principles, practices or its fiscal year or make any material ax election; or (xiv) enter into any agreement or agree or commit to do any of the foregoing.

ii. Reasonable Best Efforts, Further Assurances. Each of the parties hereto shall take all actions reasonably necessary to comply promptly with all applicable laws which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and shall promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such party regarding the consummation of the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties hereto shall take, or cause to be taken, all such necessary action.

iii. Access to Information. During the period commencing on the date of this Agreement and continuing through the Closing, LIFE shall be permitted to make a full and complete investigation of the assets, business, and books and records of ISSUER. No information or knowledge obtained in any investigation pursuant to this Section 6(iii) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

iv. Reverse Stock Split. ISSUER shall not directly or indirectly effect a reverse split of its issued and outstanding shares of capital stock for a period of twelve (12) months from the date hereof. A breach of this covenant shall and does hereby grantexisting shareholders of ISSUER immediately prior to the Closing the right, at the option of such shareholders, to void in its entirety this Agreement and return to the shareholders their shares of LIFE and treat this transaction as though it never occurred.

7. CLOSING. The closing of this transaction shall take place at 500 Australian Avenue South, Suite 700, West Palm Beach, FL 33401 and will be held at 10:00 a.m. EST on the third (3rd)Business Day following the date that all conditions to closing specified herein are satisfied or waived by the party or parties permitted to do so or at such other place or time or both as the parties may agree (the "Closing").

8. CONDITIONS TO CLOSING.

i. Conditions to the Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated by Sections 1 and 2 shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) The ISSUER shall have redeemed 10,500,000 shares of common stock from Roger Pawson;

(b) A 10-for-1 dividend on the ISSUER's issued and outstanding common stock shall have been declared and paid in compliance with the laws of the State of Nevada and the ISSUER's articles of incorporation and bylaws;

(c) No litigation, claim or investigation shall have been initiated or threatened by any governmental entity or shall have been initiated by any person nor shall any statute, rule, regulation or executive order promulgated or enacted by any governmental entity which in each case could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated herein; and

(d) All licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of any governmental entity and any other person or entity to any contracts with ISSUER necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

ii. Additional Conditions to the Obligations of the Shareholders. The obligation of the SHAREHOLDERS to effect the transactions contemplated by Section 1 is also subject to each of the following conditions:

(a) The ISSUER shall have performed each obligation to be performed by it hereunder on or prior to the Closing ;

(b) The representations and warranties of the ISSUER set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(c) From the date hereof through the Closing, there shall not have occurred any material adverse effect on the ISSUER, nor shall any event, fact or circumstance have occurred during such time that could reasonably be likely to result in a material adverse effect on the ISSUER;

(d) The ISSUER shall have delivered such certificates as are reasonably requested by LIFE certifying the satisfaction of the foregoing conditions.

iii. Additional Conditions to the Obligations of Issuer. The obligation of the ISSUER to effect the transactions contemplated by Section 1 and 2 are also subject to each of the following conditions:

(a) The INVESTORS shall have performed each obligation to be performed by it hereunder on or prior to the Closing;

(b) The representations and warranties of LIFE set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing; provided, however, that, with respect to representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct only as of such date or period;

(c) LIFE shall have delivered such certificates as are reasonably requested by the Parent certifying the satisfaction of the foregoing conditions; and

9. DOCUMENTS TO BE DELIVERED AT CLOSING.

i. By the ISSUER

(a) Board of Directors Minutes authorizing and approving: (1) the redemption in full by the ISSUER of 10,500,000 shares of common stock from Roger Pawson for no consideration; (2) the declaration and payment of a 10-for-1 stock dividend on each share of issued and outstanding common stock, other than the shares redeemed from Roger Pawson, in accordance with the laws of the State of Nevada and the ISSUER's articles of incorporation and bylaws; (3) the issuance of the Shares, the Warrant and the shares of common stock issuable upon exercise of the Warrant; (4) this Agreement and all other transactions and agreements contemplated hereby and (5) the appointment of such person(s) as LIFE designates as a director(s) of ISSUER to be effective immediately following the Closing certified by the Secretary or Assistant Secretary of ISSUER to be true, correct, complete and in full force and effect and unmodified as of the Closing.

(b) The written resignation of all the officers and directors of ISSUER to be effective immediately following the Closing.

(c) The certificate contemplated by Section 8(ii)(d).

(d) All of the business and corporate records of ISSUER, including but not limited to correspondence files, bank statements, check books, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

(e) Such other minutes of ISSUER's shareholders or directors as may be reasonably required by SHAREHOLDERS.

(f) An executed Warrant issued to VANTAGE, signed by ISSUER, in the form included herewith as Exhibit B.

(g) A copy of the articles of incorporation and all amendments thereto of ISSUER, certified as of a recent date by the Secretary of State of the State of Nevada.

(h) A copy of governmental certificate, dated the most recent practicable date prior to the Closing, showing that ISSUER is organized and in good standing in the State of Nevada and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

(i) A legal opinion dated the Closing date from counsel to ISSUER in the form reasonably approved by LIFE, addressed to SHAREHOLDERS and LIFE.

(j) Stock certificates representing the Shares.

ii. By SHAREHOLDERS and LIFE

(a) share certificates representing 100% of the issued and outstanding stock of LIFE, duly endorsed or accompanied by executed instruments of share transfer whereby ISSUER is identified as the transferee of the Shares.

(b) Consents signed by all the SHAREHOLDERS consenting to the terms of this Agreement.

iii. By VANTAGE

(a) An executed Warrant issued to VANTAGE, signed by VANTAGE, in the form included herewith as Exhibit B.

(3) An acknowledgment addressed to LIFE that the Engagement Letter has been preformed in full and LIFE has no further obligations thereunder as a result of the issuance by the ISSUER of the Vantage Shares and in accordance herewith and after the Closing such Engagement Letter shall be terminated and of no further force and effect.

10. TERMINATION.

i. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the parties;

(b) by either LIFE or the ISSUER, if

(1) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action could reasonably be expected to result in a material delay in the Closing or a material reduction in the benefits expected by any of the parties from the transactions contemplated hereby; or

(2) any person brings a claim or action before any governmental entity seeking to restrain, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement; or

(c) by the SHAREHOLDERS if

(1) the ISSUER shall have breached any of its representations, warranties or covenants contained in this Agreement, which would cause a failure of a condition to closing, and which breach cannot be or has not been cured within 10 days after the giving of written notice by LIFE to the ISSUER of such breach; or

(2) prior to the Closing, the ISSUER's board of directors shall have withdrawn, modified or changed in a manner adverse to the SHAREHOLDERS its approval of this Agreement or the transactions contemplated hereby; or

(3) the Closing is not consummated on or before December 31, 2005 (or such later date as shall have been approved by the parties), unless the failure of such occurrence shall be due to the failure of the SHAREHOLDERS or LIFE to perform or observe the covenants and agreements hereof to be performed or observed thereby at or before Closing;

(d) by the ISSUER if:

(1) prior to the Closing, LIFE shall have breached in any material respect any representation, warranty or covenant contained in this Agreement, which would cause a failure of a condition to closing, and which breach cannot be or hasnot been cured within 10 days after the giving of written notice by the ISSUER to LIFE of such breach;

(2) the Closing is not consummated on or before December 31, 2005 (or such later date as shall have been approved by the parties).

ii. In the event of the termination of this Agreement under Section 10(i), this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

11. REMEDIES.

i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in such place in Dade County, Florida as may be specified by the arbitrator (or any place upon which Seller, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. §§ 1-16) to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this section; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys' fees of one party in connection with the arbitration shall be reimbursed by another party.

ii. Breach. Any breach of the representations and warranties of ISSUER contained in Section 3 above or any breach of the conditions, covenants and agreements of the ISSUER contained herein and to be completed on or prior to the Closing shall and does hereby grant the SHAREHOLDERS, upon the election of the holders of a majority of those shares of LIFE listed on Exhibit A hereto, to void in its entirety this Agreement and return to the SHAREHOLDERS their shares in LIFE and treat the transaction as though it never occurred.

iii. Specific Performance. The INVESTORS, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The ISSUER agrees that monetary damages would not be adequate compensation for anyloss incurred by reason of a breach of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

12. MISCELLANEOUS.

i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii. Non Waiver. Except as otherwise provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

iv. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

v. Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof by reference, contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

vii. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to he party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addresses, and by fax, as follows:

ISSUER:	Life Exchange, Inc.
2111 Palomar Airport Road, Suite 100 Carlsbad, CA 92009
Facsimile:

LIFE:	Life Exchange, Inc.
900 West Avenue, Suite 1519 Miami Beach, FL 33139
Facsimile:

VANTAGE:	The Vantage Group Ltd.
67 Wall Street
Suite 2211
New York, NY 10005
Facsimile:

viii. Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

ix. Governing Law; Consent to Jurisdiction, Counterparts. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Florida without regard to the principles thereof relating to conflict of laws. Each party irrevocably consents to and agrees that any legal or equitable action, suit or proceeding by or against it with respect to its rights, obligations or liabilities under this agreement or any other agreement executed in connection with this Agreement shall be brought by such party only in any court of the United States located in Dade County, Florida, and each party hereby consents to the jurisdiction of such court.

(Signatures begin on the next page. )

IN WITNESS WHEREOF, the undersigned has executed the Agreement this 22nd day of December, 2005.

LIFE EXCHANGE, INC.

By	Roger Pawson
Name	/s/ Roger Pawson
Title:	President, Secretary

LIFE EXCHANGE, INC.

By:	Nicole Ennis Whitehead
Name:	/s/ Nicole Ennis Whitehead
Title:	Chief Executive Officer

THE VANTAGE GROUP LTD.

By:	Lyle Hauser
Name:	/s/ Lyle Hauser
Title:	President

SHAREHOLDERS:

/s/ Nicole Ennis Whitehead Nicole Ennis Whitehead

/s/ Jean-Marc Golden Jean-Marc Golden

/s/ Brian C. Dorr Brian C. Dorr

[SIGNATURE PAGE TO EXCHANGE AGREEMENT)

/s/ David C. Dorr David C. Dorr

/s/ James S. Smith James S. Smith

/s/ Cameron C. Dorr Cameron C. Dorr

/s/ Sharon C. Silva Sharon C. Silva

/s/ Raphael D. Dorr Raphael D. Dorr